Exhibit 10.1

Share Purchase Agreement

Made and signed in _________ on the ___ day of April, 2025

Between: N2OFF, Inc., a Nevada corporation.

Address: HaPardes 134 (Meshek Sander) Neve Yarak, Israel.

Phone: (347) 468-9583 (the “Seller”)

And: Yaaran Investments Ltd. Company No. 514572411

Address: 7 HaHarsit St., Shaarei Tikva

Phone: __________________ (the “Purchaser”)

(Collectively the “Parties”)

And: NTWO OFF Company No. 516863412

Address: 8 Stiebel St., Tel Aviv

(the “Company”)

Now, therefore, the parties agree as follows:

Whereas the Seller is the owner and holder of 4,200,000 ordinary shares of the Company with no par value (the “Sold Shares”).

A current copy of the Company’s Israeli Registrar of Companies extract as of the date of signing this Agreement is attached as Appendix A.

And whereas the Purchaser approached the Seller with a request to purchase the Sold Shares, which constitute __% of the total shares in the Company, free from any lien, debt, pledge, restriction, obligation, debt, or any other third-party right (“Free”), all in accordance with the terms of this Agreement.

And whereas the Parties wish to formalize their agreements within this Agreement, which will encapsulate all their agreements for all intents and purposes.

Therefore, it is stipulated and agreed between the Parties as follows:

1.	The preamble to this Agreement constitutes an integral part thereof.

2.	The section headings in this Agreement are for convenience only and shall have no significance for the interpretation of the Agreement.

3.	This Agreement exhausts the legal relations between the Parties, and no significance shall be given to any understanding and/or agreement and/or representation that existed between the Parties prior to its signing.

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4.	Representations and Warranties of the Seller

The Seller hereby represents and warrants to the Purchaser as follows:

4.1 The Seller has not engaged in any action, nor has any action been taken against it by any third party, including any enforcement proceedings or processes. No bankruptcy or similar proceedings have been filed, and no orders have been issued for any of these. To the best of the Seller’s knowledge, there are no existing circumstances that would give rise to such actions. Furthermore, no material asset of the Seller is subject to any liens or encumbrances, and to the best of its knowledge, no proceedings are pending or threatened to impose such liens or encumbrances.

4.2 The Seller has full authority and authorization required to execute this Agreement and to perform and complete all its obligations hereunder.

4.3 The Sold Shares are free and clear of any liens, claims, encumbrances, or third-party rights, and will be transferred to the Purchaser as detailed in this Agreement, free and clear of any liens, claims, encumbrances, or third-party rights.

4.4 The Seller has not committed to transferring the Sold Shares to any third party, including any conditional commitment, and has not granted any rights, options, or interests in the Sold Shares to any third party.

4.5 The execution and performance of this Agreement do not conflict with or violate any contract, agreement, representation, or commitment (whether written or oral) to which the Seller or any party acting on its behalf is a party. Furthermore, this Agreement and its execution do not violate any court orders, judgments, or directives from any judicial, quasi-judicial, or administrative authority, nor do they breach any applicable laws.

4.6 There are no legal, contractual, or other restrictions on the sale of the Sold Shares as of the signing date, and they are free and clear of any liens or encumbrances.

5.	Representations and Warranties of the Purchaser

The Purchaser hereby represents and warrants to the Seller as follows:

5.1 The Purchaser has not engaged in any actions, nor have any actions been initiated against it by any third party, including enforcement proceedings or processes. There are no bankruptcy petitions or similar proceedings pending, and no orders have been issued in connection with such matters. To the best of the Purchaser’s knowledge, there are no facts or conditions that could result in such actions. Furthermore, no material assets of the Purchaser are subject to any liens or encumbrances, and to the best of its knowledge, no proceedings are pending or threatened to impose such liens or encumbrances.

5.2 The Purchaser has the full legal power and authority to execute and deliver this Agreement and to perform its obligations hereunder.

5.3 The execution, delivery, and performance of this Agreement do not and will not conflict with or result in a breach of any contract, agreement, representation, or commitment (whether written or oral) to which the Purchaser or any party acting on its behalf is a party. Furthermore, this Agreement and its execution do not and will not violate any court orders, judgments, or directives from any judicial, quasi-judicial, or administrative authority, nor do they breach any applicable laws.

5.4 The Purchaser possesses all necessary financial resources to fulfill all its obligations under this Agreement, in full and on time.

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5.5 As of the execution date, the Purchaser holds __% of the issued and paid-up share capital of the Company and is fully acquainted with all aspects of the Company’s operations, assets, liabilities, and all other matters related to the Company and its business activities.

6.	Representations and Warranties of the Company

The Company hereby represents and warrants to the Purchaser, as of the execution date of this Agreement and the transaction completion date, as follows:

6.1 The Company is duly incorporated and validly existing under the laws of the State of Israel, with its registration number 516863412, and its registration is in full force and effect as of the execution date of this Agreement.

6.2 No liquidation proceedings have been initiated or are pending against the Company, nor have any notices been received regarding the intention to commence such proceedings. The Company is not subject to any investigation by the Israeli Registrar of Companies and is not classified as a “Violating Company” under the Israeli Companies Law, 1999. Furthermore, the Company has not received any notice or warning regarding the intention to demand its liquidation, dissolution, or the appointment of a receiver for its assets, nor its deletion from the Israeli Registrar of Companies or registration as a Violating Company.

6.3 The Company has the capacity to conduct its business as currently conducted, to execute this Agreement, and to perform all actions required by it.

6.4 The Company has full authority to enter into this Agreement without the need for any additional approval or consent, except for the approval of the Company’s Board of Directors and the shareholders’ resolution as stated in this Agreement.

6.5 The Company’s obligations under this Agreement are legal, valid, binding, and enforceable according to their terms, and these obligations do not, in themselves, cause a violation of any law or other agreement or commitment.

6.6 The execution of this Agreement does not constitute a violation of the Company’s Articles of Association, does not contradict the Company’s Articles of Association, and does not violate any legal provision or agreement or competent authority.

6.7 The registered share capital of the Company is 100,000 NIS divided into 10,000,000 ordinary shares with no par value.

6.8 The ordinary shares of the Company grant their holders all the rights attached to them as specified in the Company’s Articles of Association.

6.9 No person or entity has been granted any share or other security of the Company or any right to such share or security, and the Company has not issued, decided to issue, or committed to issuing, nor has it granted any entity any right under which shares or any convertible securities of the Company will be issued, and the Company has not committed to perform any of the above, including, without limiting the generality of the above, to employees or service providers, except as detailed in the capital table.

6.10 Besides the Company’s Articles of Association, there is no written or oral agreement or arrangement that imposes restrictions regarding the transfer of the Company’s shares, right of first refusal, right of first offer, tag-along right, drag-along right, preemptive right, veto right, or any other right concerning the Company’s shares, all or part of them, including a commitment to grant any of the aforementioned rights.

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6.11 On the transaction completion date, the investment shares purchased by the Purchaser will be clean and free and fully paid, and they will be transferred to the Purchaser when they are clean and free. There is no commitment by the Company to transfer, pledge, or perform any other disposition regarding the Company’s shares, or any part of them, to any third party, or to refrain from transferring them, and there is no other restriction on their transfer to the Purchaser. No option or any other right to purchase the investment shares, all or part of them, has been granted or given to any third party.

6.12 (a) The Company is not involved, and does not intend to initiate, and is not the subject of, any legal proceedings (criminal or civil), arbitration, lawsuit, or administrative proceedings, including, among others, investigation proceedings and quasi-judicial proceedings (the “Legal Proceedings”), (b) no Legal Proceedings are pending against the Company, (c) no demand or warning in writing has been received from attorneys regarding the intention to initiate legal proceedings against the Company, and (d) to the best of the Company’s knowledge, there is no threat or intention to file a lawsuit or initiate legal proceedings against the Company, its assets, its directors as such, or its other officers as such, and there are no facts or conditions under which any legal proceedings will be initiated against the Company.

6.13 The Company has fulfilled all its obligations towards the tax authorities, including the submission of reports to the Income Tax, VAT, and National Insurance, and it does not owe any amounts to the tax authorities, National Insurance, or any other governmental or regulatory authority whose due date has passed. To the best of the Company’s knowledge, all mandatory payments, taxes, and levies have been paid by the Company to the tax authorities according to all laws.

6.14 The Company has not violated any legal provisions and has fully and literally complied with all court orders, licenses, orders, or other judicial decisions of any court, competent authority, or arbitrator, both in Israel and in any country where the Company conducts any activity.

6.15 The Company has no material agreement that must be disclosed within this Agreement.

6.16 The Company has not given any entity or any third party (or for the benefit of any of them), including the Company’s shareholders, related parties to them, or anyone on their behalf, any guarantee, indemnity, pledge, or loan, or any commitment to provide a guarantee, indemnity, pledge, or loan, and no entity or any third party has provided a guarantee, pledge, or indemnity to secure any existing or future obligation of the Company, except for a floating charge to a bank in the ordinary course of the Company’s business.

6.17 The Company holds all the licenses required for its activities according to all laws and is not in material violation of any of the provisions or conditions of those licenses. Without limiting the foregoing, the completion of the transaction under this Agreement will not grant any third party the right to cancel, limit, suspend, terminate, or not renew any of the licenses.

6.18 The Company is the owner and exclusive rights holder or has authorization by law or by agreement, in all the intellectual property used by it and required for its current activities. All the intellectual property used by the Company for its activities and all the intellectual property required for its activities are owned exclusively by the Company (the “Company-Owned Intellectual Property”). Additionally, the Company has the right to use third-party intellectual property through licenses (the “Company Licensed Intellectual Property”, and together with the Company-Owned Intellectual Property, the “Company’s Intellectual Property”). The Company has used or is using the Company Licensed Intellectual Property only to the extent that the relevant license was granted to it, and the Company does not rely on the license of another company unless explicitly permitted under the terms of the relevant license agreement. The Company’s Intellectual Property is clean and free, and the Company, and only it, is the owner of all rights in the Company’s Intellectual Property (including as a result of an irrevocable assignment of the Company’s Intellectual Property by the founders), and without limiting the generality of the above, in all copyrights and all commercial knowledge related to the Company’s Intellectual Property, except for the rights of the owners in the Company Licensed Intellectual Property.

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6.19 No person, entity, or any other party, including the Company’s shareholders, employees, advisors, officers, subcontractors, or service providers, or any person on behalf of any of these, has any right, or any claim, demand, or assertion of any right, in connection with the Company’s Intellectual Property, or its exploitation, including any moral or quasi-moral right.

6.20 The Company does not pay, and is not obligated to pay, royalties or any other payments for the use of any entity’s intellectual property rights, and to the best of its knowledge, it does not infringe any entity’s or third party’s intellectual property rights, and it has not received any warning from any legal entity or third party regarding such infringement. To the best of the Company’s knowledge, no third party infringes any of the Company’s intellectual property rights.

6.21 All the founders’ investments (directly or indirectly through companies under their control) were made as equity investments and not as shareholder loans. The Company does not owe any debt (including salary/consulting fees, etc.) to any of the shareholders, and there are no shareholder loans to the Company.

6.22 The Company has taken all necessary measures, including measures against unlawful disclosure, to protect the confidentiality and value of its intellectual property.

6.23 No part of the Company’s intellectual property was developed or created using a grant, loan, or any assistance from any governmental authority, including the Innovation Authority in the Ministry of Economy.

6.24 The Company has fulfilled and continues to fulfill all the material obligations imposed on it by law or agreement regarding the employment of its employees by it, including paying in full and on time all that is due to its employees, according to any law, agreement, arrangement, extension order, or custom, without exception, in connection with the existence of employer-employee relations or their termination, including any social right due to them by law or agreement. The Company has materially complied with all legal requirements regarding working conditions and wages.

6.25 There is no agreement between the Company and the shareholders or officers of the Company or between the shareholders (or any of them) in connection with the Company. The Company declares that to the best of its knowledge, the founders: (a) do not own, directly or indirectly, any debt, shares, options, or any other right, in any company or any other entity that is a partner, supplier, distributor, franchisee, or marketer of the Company; (b) are not involved in any commercial relations with the Company, except under their consulting agreements with the Company; (c) do not own or have any right in any of the Company’s assets; and (d) have not lent the Company any amounts that will be outstanding at the transaction completion date, or borrowed from it.

6.26 The Company has not submitted any application, has not received, and has not agreed to receive any grant, loan, or any assistance from any governmental authority, including the Israeli Innovation Authority or any third party, which the Company is obligated to repay and/or pay royalties for or fulfill any other obligation.

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6.27 No agreement has been made, and no commitment has been given by the Company, as a result of which the Company or the Purchaser will be obligated to pay any commission, brokerage fees, or initiation fees in connection with the transactions subject to this Agreement.

7.	The Transaction, Consideration, and Transfer of Shares

7.1 Subject to the fulfillment of the conditions by the completion date as specified in Section 8 below, the Seller shall sell to the Purchaser, and the Purchaser shall purchase from the Seller, the Sold Shares, free and clear of any liens or encumbrances, in exchange for the payment of the consideration to the Seller by the Purchaser, as defined herein. Upon the performance of all obligations by the Parties and the full payment of the consideration, the Purchaser shall become the full owner of all the Sold Shares (the “Transaction”).

7.2 All current and future obligations arising from the Share Exchange Agreement executed between the Parties and the Company on July 11, 2023, as amended on July 24, 2023, and August 13, 2023 (the “Share Exchange Agreement”), including Sections 1.2 and 1.3 of the Share Exchange Agreement, shall be null and void and of no legal effect with respect to any of the Parties, and no claims, demands, or actions shall be made by any party against the other arising from the Share Exchange Agreement.

8.	Consideration and Completion of the Transaction

8.1 In consideration for the sale of the shares to the Purchaser, the Purchaser shall pay the Seller at the execution of this Agreement and no later than three (3) business days from its execution (the “Completion Date”) a final amount of 15,000 NIS, including VAT, against a lawful tax invoice (the “Consideration”). Actions of the Parties at the execution of this Agreement:

8.2 At the execution of this Agreement, the Parties shall execute the documents detailed below (the “Transaction Documents”):

8.2.1 At the execution of this Agreement, the Seller shall execute a share transfer deed regarding the Sold Shares. The executed share transfer deed, along with the Board of Directors’ resolution and the Seller’s general meeting resolution, shall be held in trust by the Seller’s attorney, Mr. Matthew Rudolph, until the full payment of the Consideration in the Seller’s bank account. The Purchaser shall also execute the aforementioned share transfer deed at the execution of this Agreement.

8.2.2 Upon full payment of the Consideration and its actual clearance in the Seller’s bank account, Mr. Rudolph shall report the sale of the Sold Shares to the Purchaser and transfer them in the Companies Register in the name of the Purchaser, within three (3) business days from the clearance of the Consideration as mentioned.

8.2.3 In addition to the above, at the execution of this Agreement, the Parties undertake to act on behalf of the Company and cause it to provide all of the following:

8.2.3.1 Notices signed by an officer of the Company to the Israeli Registrar of Companies, notifying the transfer of the Sold Shares in the name of the Purchaser as of the Completion Date. The Company undertakes to cause the aforementioned registration in the Israeli Registrar of Companies within the timeframes specified by law, if specified.

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8.2.3.2 A duly signed minutes of the Company’s Board of Directors meeting, approving the Company’s entry into this Agreement and the transfer of the Sold Shares to the Purchaser’s ownership.

8.2.3.3 A shareholders’ register signed by an officer of the Company, reflecting the holdings in the Company’s capital immediately after the transaction.

8.3 It is hereby clarified that all the actions detailed in this section above are interlinked and conditional upon each other, and the performance of each of the actions imposed on the Parties or any of them under any of the subsections of this section is a condition for the performance of any other action that must be performed under the provisions of this section above and will be considered invalid for all intents and purposes until the completion of all the actions detailed in this section above.

8.4 Without limiting the foregoing, the Parties shall execute any form, document, notice, protocol, and deed, and perform any action reasonably required, to give effect and fulfill the transaction enumerated in this Agreement.

9.	Taxes

9.1 The Parties hereby agree that each Party shall bear the taxes applicable to it in connection with the transaction. In this regard, taxes, if applicable, resulting from the receipt of the shares by the Purchaser, shall be borne by the Purchaser, while taxes, if applicable, resulting from the transfer of the shares by the Seller shall be borne by the Seller.

10.	Disputes; Arbitration

10.1 Any dispute or disagreement that may arise between the Parties to this Agreement, all or part of them, and/or between them and the Company, regarding the validity, existence, interpretation, performance, or cancellation of this Agreement and solely for this purpose (and not for the essence of the dispute that led to the signing of the Parties on this Agreement - where it is explicitly clarified that the Parties do not agree to submit the matter for discussion before an arbitrator), shall be brought to discussion between the Parties in an attempt to resolve amicably. In the absence of agreement within fifteen (15) days from the date the Seller, the matter shall be brought to arbitration before an arbitrator agreed upon by the Parties from among the heads of the ten largest law firms in Israel, according to the D&B (Dun & Bradstreet) ranking at the time of the dispute or disagreement as mentioned, who are not at that time in business relations with any of the Parties. In the absence of agreement on the identity of the arbitrator, the arbitrator shall be appointed from among the aforementioned by the President of the Israel Bar Association, within ten (10) days from the day a Party to this Agreement requested it in writing from the other, and the Parties shall bear the arbitration costs equally between them (unless the arbitrator decides otherwise).

10.2 The arbitrator shall be authorized to issue interim decisions and temporary orders. The arbitrator’s judgment and decisions shall be final, binding, and non-appealable and shall be given within sixty (60) days from the day it began discussing the dispute. The arbitrator shall not be bound by the rules of procedure and the rules of evidence, but shall be subject to the provisions of substantive law and shall be required to justify its judgment. The arbitrator shall not be authorized to rule contrary to the provisions of this Agreement.

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10.3 This section shall serve as an arbitration agreement between the Parties under the Israeli Arbitration Law, 1968, and the Parties’ signing of this Agreement shall also serve as their signing of an arbitration agreement.

10.4 The arbitration proceedings shall be confidential.

11.	General

11.1 Each Party shall bear the payment of its attorney’s fees.

11.2 The Parties shall not be entitled to transfer and/or assign to another or others, in any way, this Agreement and/or their rights and/or obligations under it, all or part of them, and shall not be entitled to pledge and/or mortgage the said rights, all or part of them, unless the other Party’s consent is obtained in advance and in writing.

11.3 This Agreement, with its appendices, constitutes the entire agreement between the Parties, and it replaces and cancels any document, representation, statement, or promise, written or oral, preceding it, unless they have been explicitly expressed in the Agreement.

11.4 Any change, amendment, and/or addition to this Agreement shall not have any validity unless made in writing and signed by all the Parties to it, and no oral evidence shall be accepted in this regard.

11.5 The conduct of any of the Parties shall not be considered a waiver of any of their rights under this Agreement or under any law, or as their consent to any breach or non-fulfillment of any condition, unless the waiver, consent, postponement, change, cancellation, or addition was explicitly made in writing and signed by them.

11.6 This Agreement does not confer any rights to anyone who is not a Party to it, and this Agreement is not a contract for the benefit of a third party as defined in the Israeli Contracts (General Part) Law, 1973.

11.7 Subject to the provision of Section 9 above, this Agreement and everything related to it, including its interpretation and performance, shall be subject to the laws of the State of Israel only, and the competent courts in the city of Tel Aviv-Jaffa shall have exclusive jurisdiction to discuss any matter related to this Agreement, including its interpretation and performance.

11.8 The Parties undertake to take any complementary action and sign any document required for the execution of the provisions of this Agreement and its purposes.

11.9 The addresses of the Parties are as detailed in the preamble to this Agreement (or any other address that shall be provided by any of the Parties in writing to the other Parties). Any notice sent by any Party to the other according to the said addresses shall be considered as received by the recipient: (a) if sent by registered mail - three (3) business days after the day of dispatch; (b) if sent by facsimile or email to the contact person mentioned below or any other contact person notified by any Party to the other Parties, one business day after dispatch, provided that the sender has confirmation of the message’s transmission to the recipient.

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